                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended April 30, 2002

[  ]     TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934

For the transition period from            to


                         Commission File Number 1-12938


                    INTERSTATE NATIONAL DEALER SERVICES, INC.
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  Delaware                           11-3078398
                 ---------                           ----------
       (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)           Identification No.)


                333 Earle Ovington Blvd., Mitchel Field, NY 11553
                -------------------------------------------------
                     (Address of principal executive offices


                                 (516) 228-8600
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   X                   No

As of May 31, 2002 Registrant had issued and outstanding 3,945,916 shares of Common Stock.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                         Number
                                                                         ------

                         PART I - FINANCIAL INFORMATION

Item 1.   Financial Statements:

          Consolidated Balance Sheets as of
          April 30, 2002 and October 31, 2001                               3

          Consolidated Statements of Operations
          for the six and three month periods ended
          April 30, 2002 and 2001                                           4

          Consolidated Statement of Stockholders'
          Equity and Comprehensive Income for the
          six month period ended  April 30, 2002                            5

          Consolidated Statements of Cash Flows for
          the six month periods ended April 30, 2002
          and 2001                                                          6

          Notes to Consolidated Financial Statements                        7

Item 2.   Management's Discussion and Analysis of
          Financial Condition and Results of Operations                     8


                           PART II - OTHER INFORMATION

Item 4.   Submission of Matters to a Vote of Security Holders               11

Item 6.   Exhibits and Reports on Form 8-K                                  11

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                               April 30,              October 31,
                                                                                                 2002                    2001
                                                                                               --------               -----------
                                    ASSETS                                                     Unaudited
                                    ------
CURRENT ASSETS:
   Cash and cash equivalents                                                                    $17,776,777            $18,511,679
   United States Treasury Bills, at cost                                                          6,747,091              2,122,635
   Accounts receivable, net of allowance for doubtful accounts of $300,000                        6,286,572              6,410,709
   Prepaid expenses                                                                               1,876,371              2,117,984
                                                                                               ------------           -------------
                   Total current assets                                                          32,686,811             29,163,007

INVESTMENTS                                                                                      34,700,894             37,208,929

RESTRICTED CASH                                                                                  14,917,733             13,212,072

FURNITURE, FIXTURES AND EQUIPMENT, at cost, less accumulated
  Depreciation and amortization of $ 2,667,292 and $2,436,017, respectively                         934,925              1,092,970

DEFERRED INCOME TAXES                                                                             4,583,289              4,238,077

NOTE FROM RELATED PARTY                                                                                  -                  20,000

OTHER ASSETS                                                                                      1,721,919              1,678,487
                                                                                                ------------           ------------
                                                                                                $89,545,571            $86,613,542
                                                                                                ============           ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
                       ------------------------------------
CURRENT LIABILITIES:
   Accounts payable                                                                              $4,677,320             $4,756,179
   Accrued expenses                                                                                 529,644                863,403
   Accrued commissions                                                                            1,147,451              1,345,441
   Reserve for claims                                                                             2,263,068              2,403,153
   Other liabilities                                                                              1,398,368              1,102,968
                                                                                                -----------            -----------
                   Total current liabilities                                                     10,015,851             10,471,144

DEFERRED CONTRACT REVENUE                                                                        57,686,459             54,661,093

CONTINGENCY PAYABLE                                                                               2,330,263              2,138,231
                                                                                                -----------            -----------
                   Total liabilities                                                             70,032,573             67,270,468
                                                                                                -----------            -----------

STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value; 1,000,000 shares authorized;
     no issued shares                                                                                   --                      --
   Common stock, $.01 par value; 10,000,000 shares authorized;
     4,703,016 and 4,698,449 shares issued, respectively and
     3,945,916 and 3,967,449 shares outstanding, respectively                                        47,031                 46,985
   Additional paid-in-capital                                                                    11,228,567             11,226,786
   Retained earnings                                                                             12,059,060             11,593,589
   Accumulated other comprehensive income                                                           150,757                325,102
   Less: Treasury stock, at cost ( 757,100 and 731,000 shares, respectively)                     (3,972,417)            (3,849,388)
                                                                                               ------------          ------------
                   Total stockholders' equity                                                    19,512,998             19,343,074
                                                                                               ------------          ------------
                                                                                               $ 89,545,571           $ 86,613,542
                                                                                               ============           ============

     The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                              For the Six Months                  For the Three Months
                                                                Ended April 30,                       Ended April 30,
                                                                --------------                        ---------------
                                                           2002              2001                   2002           2001
                                                           ----              ----                   ----           ----

REVENUES                                              $ 28,666,218      $ 27,617,611          $ 14,705,519    $ 14,739,473

OPERATING COSTS AND EXPENSES:
Costs of services provided                              16,995,341        15,226,192             8,933,513       7,775,967
Selling, general and administrative
 expenses                                               12,293,681        12,640,029             6,183,770       6,756,105
                                                        ----------       -----------             ---------       ---------
    Operating (loss) income                               (622,804)         (248,610)             (411,764)        207,401

OTHER INCOME:
Investment income                                        1,113,802         2,158,564               483,883       1,211,429
                                                         ---------         ---------               -------       ---------

    Income before provision for income taxes               490,998         1,909,954                72,119       1,418,830

PROVISION FOR INCOME TAXES                                  25,527           720,080               (47,969)        548,471
                                                        ----------        ----------             ----------      ---------
    Net income                                          $  465,471       $ 1,189,874              $120,088        $870,359
                                                        ==========       ===========              ========        ========


NET INCOME PER SHARE:

    Basic                                                $     .12         $     .28             $     .03     $       .21
                                                         =========         =========             =========       =========
    Weighted average shares outstanding                  3,965,300         4,183,503             3,963,078       4,171,283
                                                         =========         =========             =========       =========


    Diluted                                              $     .11         $     .27             $     .03     $       .20
                                                         =========         =========             =========     ===========
    Weighted average shares outstanding                  4,076,473         4,362,631             4,065,742       4,317,446
                                                         =========         =========             =========       =========


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                     FOR THE SIX MONTHS ENDED APRIL 30, 2002
                                    UNAUDITED






                                                               Common Stock
                                                               ------------         Additional
                                                             Number                  Paid-in        Retained
                                                            of Shares      Amount    Capital        Earnings
                                                            ---------      -----     -------        -------

BALANCE AT OCTOBER 31, 2001                                 4,698,449    $ 46,985    $11,226,786     $11,593,589

  Shares issued pursuant to exercise of stock
   Options                                                      4,567          46          1,781           -

  Purchase of treasury stock                                       -           -             -             -

COMPREHENSIVE INCOME:

  Net income for the six months ended April 30, 2002               -           -             -           465,471

  Other comprehensive income:

  Unrealized loss on available for sale securities                 -           -             -             -
                                                            --------      ------     -----------     ------------
  Total comprehensive income for the six months
   ended April 30, 2002                                            -           -             -            465,471
                                                            --------      ------     -----------     ------------
BALANCE AT APRIL 30, 2002                                   4,703,016     $47,031    $11,228,567      $12,059,060
                                                            =========     =======    ===========      ===========


                                                            Accum-
                                                            Accu-
                                                            ulated
                                                            Other
                                                           Compre-
                                                           hensive
                                                            Income       Treasury
                                                            (Loss)         Stock         Total
                                                            ------         -----         -----

BALANCE AT OCTOBER 31, 2001                                  $325,102   $(3,849,388)     $19,343,074

  Shares issued pursuant to exercise of stock
   Options                                                      -             -               1,827

  Purchase of treasury stock                                    -          (123,029)       (123,029)

COMPREHENSIVE INCOME:

  Net income for the six months ended April 30, 2002            -             -              465,471

  Other comprehensive income:

  Unrealized loss on available for sale securities            (174,345)       -             (174,345)
                                                              --------     ----------        -------
  Total comprehensive income for the six months
   ended April 30, 2002                                       (174,345)       -              291,126
                                                              --------     ----------        -------
BALANCE AT APRIL 30, 2002                                     $150,757   $(3,972,417)    $19,512,998
                                                              ========   ============    ===========


       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED APRIL 30, 2002 AND 2001
                                    UNAUDITED


                                                                                               2002              2001
                                                                                              ------            ------

CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                                                                   465,471      $ 1,189,874
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                              231,275          274,687
     Deferred income taxes                                                                     (345,212)        (386,550)
     Increase in cash resulting from changes in operating assets and liabilities:
       Accounts receivable                                                                      124,137         (316,389)
       Prepaid expenses                                                                         241,613          146,584
       Restricted cash                                                                       (1,705,661)      (1,845,685)
       Other assets                                                                             (43,432)         (27,317)
       Accounts payable                                                                         (78,859)        (718,853)
       Accrued expenses                                                                        (333,759)         147,468
       Accrued commissions                                                                     (197,990)         110,923
       Reserve for claims                                                                      (140,085)      (1,083,532)
       Other liabilities                                                                        295,400          447,364
       Deferred contract revenue                                                              3,025,366        4,707,723
       Contingency payable                                                                      192,032         (208,758)
                                                                                           ------------      ------------
         Net cash provided by operating activities                                            1,730,296        2,437,539
                                                                                           ------------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (purchases) sales of United States Treasury Bills                                     (4,624,456)       1,325,871
   Net sales of investments                                                                   2,333,690        7,382,695
   Purchase of furniture, fixtures and equipment                                                (73,230)         (34,504)
   Note from related party                                                                       20,000           25,000
                                                                                            -----------      -----------
       Net cash (used in) provided by investing activities                                   (2,343,996)       8,699,062
                                                                                            ------------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Purchase of treasury stock                                                                  (123,029)        (645,251)
   Proceeds from exercise of stock options                                                        1,827          -
                                                                                            -----------      -----------
         Net cash used in financing activities                                                 (121,202)        (645,251)
                                                                                            ------------     -----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                           (734,902)      10,491,350

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                               18,511,679       17,432,848
                                                                                            -----------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                    $17,776,777      $27,924,198
                                                                                            ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Income taxes                                                                            $  30,000        $ 770,359
                                                                                              ==========       =========


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2001.

2. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of April 30, 2002, and the consolidated results of operations and cash flows for the periods ended April 30, 2002 and 2001. The accounting policies followed by the Company are set forth in the Company's consolidated financial statements included in the Annual Report mentioned above.

3. The consolidated results of operations for the six and three month periods ended April 30, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

4. The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic net income per share ("Basic EPS") is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share ("Diluted EPS") is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations.

     A reconciliation between the numerators and denominators of Basic and Diluted EPS is as follows:


                                                             Net Income        Shares       Per Share
                                                             ----------        ------       ---------
For the six months ended April 30, 2002
---------------------------------------

Basic EPS
---------
Net income attributable to common shares                       $465,471       3,965,300       $.12
Effect of dilutive securities:  stock options                      -            111,173       (.01)
                                                               --------       ---------       -----

Diluted EPS
-----------
Net income attributable to common shares
and assumed option exercises                                   $465,471       4,076,473       $.11
                                                               ========       =========       ====

For the six months ended April 30, 2001
---------------------------------------

Basic EPS
---------
Net income attributable to common shares                     $1,189,874       4,183,503       $.28

Effect of dilutive securities:  stock options                  -                179,128       (.01)
                                                               --------       ---------       -----

Diluted EPS
-----------
Net income attributable to common shares
and assumed option exercises                                 $1,189,874       4,362,631       $.27
                                                             ==========       =========       ====



                                                               Net Income       Shares      Per Share
                                                               ----------       ------      ---------

For the three months ended April 30, 2002
-----------------------------------------

Basic EPS
---------
Net income attributable to common shares                       $120,088        3,963,078      $.03

Effect of dilutive securities:  stock options                      -             102,664      (.00)
                                                               --------        ---------      ----

Diluted EPS
-----------
Net income attributable to common shares
and assumed option exercises                                   $120,088        4,065,742      $.03
                                                               ========        =========      ====


For the three months ended April 30, 2001
-----------------------------------------

Basic EPS
---------
Net income attributable to common shares                       $870,359        4,171,283      $.21

Effect of dilutive securities:  stock options                      -             146,163      (.01)
                                                               --------        ---------      ----

Diluted EPS
-----------

Net income attributable to common shares
and assumed option exercises                                   $870,359        4,317,446      $.20
                                                               ========        =========      ====


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

      For the Six Months ended April 30, 2002 compared to the Six Months ended April 30, 2001

      Revenues increased approximately $1,048,000, or 4%, to approximately $28,666,000 for the six months ended April 30, 2002 as compared to approximately $27,618,000 for the six months ended April 30, 2001. This increase was primarily due to an increase in the recognition of deferred contract revenue as a result of an increase in the total number of unexpired service contracts under administration partially offset by a decrease in administrative fees resulting from a decrease in the number of service contracts sold by the Company in fiscal 2002 as compared to the prior year.

      Costs of services provided, which consist primarily of claims and cancellation costs, increased by approximately $1,769,000, or 12%, to approximately $16,995,000 for the six months ended April 30, 2002, as compared to approximately $15,226,000 for the six months ended April 30, 2001. As a percentage of revenues, cost of services provided increased to 59% for the six months ended April 30, 2002 as compared to 55% for the same period in 2001. Claims and cancellation costs are directly affected by the total number of unexpired contracts under administration, which has increased on a yearly basis.

      Gross margin decreased by approximately $721,000, or 6%, to approximately $11,671,000 for the six months ended April 30, 2002, as compared to approximately $12,392,000 for the six months ended April 30, 2001. This decrease is attributable to the increase in costs of services provided as described above. Gross margin for the six months ended April 30, 2002 was 41% as compared to 45% for the six months ended April 30, 2001.

      Selling, general and administrative expenses decreased by approximately $346,000, or 3%, to approximately $12,294,000 for the six months ended April 30, 2002, down from approximately $12,640,000 for the six months ended April 30, 2001. This decrease was in large part due to decreased selling and printing costs as a result of the decrease in the number of service contracts sold in fiscal 2002. Selling, general and administrative expenses were 43% of revenues for the six months ended April 30, 2002 as compared to 46% for the six months ended April 30, 2001.

      Investment income decreased by approximately $1,044,000, or 48%, to approximately $1,114,000 for the six months ended April 30, 2002, as compared to approximately $2,158,000 for the same period in 2001. This decrease is primarily a result of an overall decrease in the interest rates paid on investment cash balances, United States Treasury Bills and government securities during the period.

      Income before provision for income taxes decreased by approximately $1,419,000, or 74%, to approximately $491,000 for the six months ended April 30, 2002, as compared to approximately $1,910,000 for the same period in 2001. For the six months ended April 30, 2002, the Company recorded a provision for income taxes of approximately $25,000, as compared to a provision for income taxes of approximately $720,000 in the same period in 2001. The effective tax rate in fiscal 2002 was reduced as a result of nontaxable interest earned on municipal bonds. Net income for the six months ended April 30, 2002 was approximately $466,000, as compared to approximately $1,190,000 for the same period in 2001. Diluted income per share for the six months ended April 30, 2002 decreased by $.16 to $.11 per share, as compared to $.27 per share for the same period in 2001.

      For the Three Months ended April 30, 2002 compared to the Three Months ended April 30, 2001

      Revenues for the three months ended April 30, 2002 of approximately $14,705,000 were primarily the same as the revenues for the three months ended April 30, 2001 of approximately $14,739,000. This was primarily due to an increase in the recognition of deferred contract revenue as a result of an increase in the total number of unexpired service contracts under administration offset by a decrease in administrative fees resulting from a decrease in the number of service contracts sold by the Company in fiscal 2002 as compared to the prior year.

      Costs of services provided, which consist primarily of claims and cancellation costs, increased by approximately $1,157,000, or 15%, to approximately $8,933,000 for the three months ended April 30, 2002, as compared to approximately $7,776,000 for the three months ended April 30, 2001. As a percentage of revenues, cost of services provided increased to 61% for the three months ended April 30, 2002 as compared to 53% for the same period in 2001. Claims and cancellation costs are directly affected by the total number of unexpired contracts under administration, which has increased on a yearly basis.

      Gross margin decreased by approximately $1,191,000, or 17%, to approximately $5,772,000 for the three months ended April 30, 2002, as compared to approximately $6,963,000 for the three months ended April 30, 2001. This decrease is attributable to the increase in costs of services provided as described above. Gross margin for the three months ended April 30, 2002 was 39% as compared to 47% for the three months ended April 30, 2001.

      Selling, general and administrative expenses decreased by approximately $572,000, or 8%, to approximately $6,184,000 for the three months ended April 30, 2002, down from approximately $6,756,000 for the three months ended April 30, 2001. This decrease was in large part due to decreased sales commissions as a result of the decrease in the number of service contracts sold in fiscal 2002. Selling, general and administrative expenses were 42% of revenues for the three months ended April 30, 2002 as compared to 46% for the three months ended April 30, 2001.

      Investment income decreased by approximately $727,000, or 60%, to approximately $484,000 for the three months ended April 30, 2002, as compared to approximately $1,211,000 for the same period in 2001. This decrease is primarily a result of an overall decrease in the interest rates paid on investment cash balances, United States Treasury Bills and government securities during the period.

      Income before provision for income taxes decreased by approximately $1,347,000, or 95%, to approximately $72,000 for the three months ended April 30, 2002, as compared to approximately $1,419,000 for the same period in 2001. For the three months ended April 30, 2002, the Company recorded a negative provision for income taxes of approximately ($48,000), as compared to a provision for income taxes of approximately $548,000 in the same period in 2001. The effective tax rate in fiscal 2002 was reduced as a result of nontaxable interest earned on municipal bonds. Net income for the three months ended April 30, 2002 was approximately $120,000, as compared to approximately $870,000 for the same period in 2001. Diluted income per share for the three months ended April 30, 2002 decreased by $.17 to $.03 per share, as compared to $.20 per share for the same period in 2001.

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents, United States Treasury Bills, at cost, and investments, which have maturities ranging between two to five years, were approximately $59,225,000 at April 30, 2002, as compared to approximately $57,843,000 at October 31, 2001. The increase of approximately $1,382,000 was primarily the result of cash provided by the Company's operating activities partially offset by the purchase of treasury stock and the purchase of furniture, fixtures and equipment. Investments at April 30, 2002 included approximately $2,500,000 of limited partnership interests

      The Company believes that its current available cash and anticipated levels of internally generated funds will be sufficient to fund its financial requirements at least for the next fiscal year at the Company's present level of revenues and business activity.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      Management does not believe that there is any material market risk exposure with respect to derivative or other financial instruments that would require disclosure under this item.

FORWARD-LOOKING STATEMENTS

      This Form 10-Q, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 1996.

PART II - OTHER INFORMATION

Item 4.  Submission of Matters to a Vote of Security Holders

          An annual meeting of stockholders was held on April 11, 2002 to elect one director for a term expiring at the annual meeting of stockholders to be held in 2005. Proxies for the meeting were solicited by the registrant pursuant to Regulation 14A under the Securities Exchange Act of 1934; there were no solicitations in opposition to management's proposals. The nominee for director was elected.

          A total of 3,689,895 shares were voted for the election of Harvey Granat as Director; votes were withheld for 22,450 shares. In addition to the nominee elected as director, the other directors whose terms of office continue after the meeting are Chester J. Luby, Cindy H. Luby, William H. Brown and Donald Kirsch.

Item 6. Exhibits and Reports on Form 8-K

          There were no reports on Form 8-K filed during the three months ended April 30, 2002.



                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



                      INTERSTATE NATIONAL DEALER SERVICES, INC.



May 31, 2002          By:         /s/ Zvi D. Sprung
------------            -------------------------------------
   Date                               Zvi D. Sprung
                                 Chief Financial Officer